Execution Version

Amendment to Subadvisory Agreement

for AST MFS GROWTH PORTFOLIO

AST Investment Services, Inc. and PGIM Investments LLC and Massachusetts Financial Services Company (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as May 1, 2003, as amended December 13, 2008 and October 1, 2011, by and among AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC), and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST MFS Growth Portfolio as follows;

1.	Exhibit A is hereby deleted and replaced with the attached Exhibit A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Massachusetts Financial Services Company have duly executed this Amendment as of the effective date of this Amendment.

                                                                     AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

                                                                     PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

                                                                     MASSACHUSETTS FINANCIAL SERVICES COMPANY

By: /s/ Carol Geremia
                                                                                Name: Carol Geremia

Title: President

Effective Date as Revised: April 30, 2018

EXHIBIT A

Advanced Series Trust

AST MFS Growth Portfolio

As compensation for services provided by Massachusetts Financial Services Company (“MFS”), AST Investment Services, Inc. (“ASTIS”) and PGIM Investments LLC (“PGIM Investments”), as applicable, will pay MFS an advisory fee on the net assets managed by MFS that is equal, on an annualized basis, to the following:

Portfolio	Proposed Subadvisory Fee*
AST MFS Growth Portfolio	0.30% of average daily net assets up to $500 million; 0.285% of the next $500 million; 0.270% of the next $500 million; 0.225% of average daily net assets over $1.5 billion

* In the event MFS invests Portfolio assets in other pooled investment vehicles it manages or subadvises, MFS will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to MFS with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waiver will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  April 30, 2018